EXHIBIT 99.1

AMN Healthcare Announces CEO Susan Salka

Intends to Retire by End of Year

DALLAS, March 10, 2022 – AMN Healthcare (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the nation, today announced Susan Salka, its President and Chief Executive Officer, intends to retire by the end of the year upon the naming of her successor.

"AMN Healthcare today is financially and operationally strong, committed to quality and equality, and is led by an experienced and outstanding management team. The Company is well-positioned to continue its growth, industry leadership, and positive societal impact," Salka said.

"During my 32 years with the Company, I have had the privilege to collaborate with incredible people to strengthen America's health care system. The opportunities to build this amazing organization into the leader we are today have certainly been invigorating and rewarding. Now, I am excited to take that same energy and time to pursue my personal passions," Salka said. "I look forward to assisting our Board and team in transitioning the Company to our future CEO and cheering on the continued success and evolution of this great company."

AMN Healthcare Chairman Douglas D. Wheat said Salka will stand for reelection to AMN's board and remain as CEO and a director until a successor is hired. The AMN Healthcare Board of Directors has a CEO succession process in place and is engaging a search firm to evaluate internal and external candidates. Wheat will chair the search committee along with other independent directors Jeffrey Harris, Chairman of the Corporate Governance Committee, and Martha Marsh, Chairperson of the Compensation Committee.

"Susan has led AMN to become the largest total talent solutions and healthcare workforce solutions company in the nation," Wheat said. "Her relentless commitment and passion are recognized throughout the healthcare and staffing industries. As importantly, she has positively impacted many people and built a strong, inclusive culture that enables individuals to achieve their personal and professional goals. We thank her for the outstanding leadership of AMN and look forward to continuing to build upon the enduring, impactful organization she and the team have created."

Salka joined AMN in 1990, shortly after the Company's founding, and was selected to fill a full range of key positions, including chief operating officer, chief financial officer, executive vice president, and vice president of business development. She was named President and a member of the board of AMN in 2003.

She became CEO in 2005 when AMN posted revenue of $706 million and had an enterprise value of about $600 million. After 17 years as AMN's top leader, the Company is delivering over $4 billion in annualized revenue and an enterprise value of over $5 billion.

Since 2003, AMN maintained its position as the largest healthcare staffing company as ranked by Staffing Industry Analyst, and Salka successfully integrated over 20 acquisitions expanding AMN's portfolio to provide the widest array of innovative, technology-enabled services to help healthcare and other organizations optimize their workforce and better serve their patients.

In addition to the financial growth, Salka and AMN became corporate leaders and received broad recognition for their commitment to Diversity, Equity, and Inclusion. She noted that AMN's commitment to social justice, equality, diversity, and inclusion has never been stronger or more active.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry. For more information about AMN Healthcare, visit www.amnhealthcare.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the Company's growth, industry leadership, evolution, societal impact, and the timing of Ms. Salka’s retirement. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. . Forward-looking statements are identified by words such as "believe," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

Media Contact

Jim Gogek

Corporate Communications

AMN Healthcare

(858) 350-3209

Jim.Gogek@amnhealthcare.com

Investor Contact

Randle Reece

Senior Director, Investor Relations & Strategy

AMN Healthcare

(866) 861-3229

investorrelations@amnhealthcare.com